Exhibit 99.1

Energy XXI Gulf Coast Provides Operational Update

Company to Join Russell 3000® Index

HOUSTON – June 14, 2017 – Energy XXI Gulf Coast, Inc. (“EGC” or the “Company”) (NASDAQ: EXXI) today announced that the Company implemented additional workforce reductions, has spud its first development well of 2017 at West Delta 30, and is set to join the Russell 3000® Index.

Operational Update

Recently, EGC implemented additional work force reductions to lower its overhead costs and better align its staffing with its current expected operational plans. Total headcount was reduced by approximately 18% which will result in severance and separation expenses of approximately $2.5 million in the second quarter of this year. EGC will realize a total of approximately $8 million to $8.5 million of annualized general and administrative and lease operating expense savings from this reduction.

The first well in EGC’s 2017 development program, the West Delta 30 L-14 ST2 High Tide well was spud on June 7, 2017. The well will be drilled to a total vertical depth of 8,500 feet. EGC has a 100% working interest in this well and initial production is anticipated in the third quarter of 2017. EGC’s current development plan is focused on the West Delta area where two to four wells planned for 2017, with over 40 identified future development drilling locations spread across the Company’s asset base.

Douglas E. Brooks, EGC’s Chief Executive Officer and President stated, “While we continue to develop our long-term strategic plan, our near-term commitment to HSE excellence, minimizing base production decline and reducing operating and overhead expenses remains unchanged. We will continue to evaluate drilling and recomplete projects and pursue those that are value adding. The reductions in force are difficult but we are in a challenging commodity price environment and we must better align and manage our costs through this time to better position EGC and allow us to be more competitive in the long-term.”

Addition to the Russell 3000® Index

The Company is scheduled to be added to the Russell 3000® Index, effective after the US market opens on June 26, 2017 according to a preliminary list of additions posted June 9.

Douglas E. Brooks, EGC’s Chief Executive Officer and President commented, “We look forward to joining the Russell 3000® Index and we believe that it will provide greater awareness among institutional investors, while providing additional liquidity to our shares.”

Each June, the Russell US Indexes are realigned and recalibrated to reflect market changes in the past year. Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Approximately $8.4 trillion in assets are benchmarked against Russell’s US indexes. Membership in the US all-cap Russell 3000® Index, which remains in place for one year, means automatic inclusion in the large-cap Russell 1000® Index or small-cap Russell 2000® Index as well as the appropriate growth and value style indexes. The final index membership lists, with breakouts for the different Indexes, will be posted online at www.ftserussell.com, on Monday June 26.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including those relating to the intent, beliefs, plans, or expectations of EGC are based upon current expectations and are subject to a number of risks, uncertainties, and assumptions. It is not possible to predict or identify all such factors and the following list should not be considered a complete statement of all potential risks and uncertainties relating to emergence from Chapter 11, the recent change in EGC’s senior management team, or EGC’s oil and gas reserves, including, but not limited to: (i) any benefits realized from EGC’s work force reduction (ii) the level of potential upside realized by EGC from its resource base, (iii) the effects of the departure of EGC’s senior leaders on the Company’s employees, suppliers, regulators and business counterparties, (iv) the impact of restrictions in the exit financing on EGC’s ability to make capital investments and pursue strategic growth opportunities and (v) other risks and uncertainties. These risks and uncertainties could cause actual results, including project plans and related expenditures and resource recoveries, to differ materially from those described in the forward-looking statements. For a more detailed discussion of risk factors, please see Part I, Item 1A, “Risk Factors” of the Transition Report on Form 10-K for the transition period ended December 31, 2016 filed by EGC for more information. EGC assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

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About the Company

Energy XXI Gulf Coast, Inc. is an independent oil and natural gas development and production company whose assets are primarily located in the U.S. Gulf of Mexico waters offshore Louisiana and Texas. The Company’s near-term strategy emphasizes exploitation of key assets, enhanced by its focus on financial discipline and operational excellence. To learn more, visit EGC’s website at www.EnergyXXI.com.

Investor Relations Contact

Al Petrie

Investor Relations Coordinator

713-351-0617

apetrie@energyxxi.com

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